UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 30, 2005 Date of Report (Date of earliest event reported)

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification Number)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices and zip code)

(801) 345-1000
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Nu Skin Enterprises, Inc. (the “Company”) filed a Current Report on Form 8-K dated November 30, 2005 (the “Form 8-K”) in which the Company furnished information under Item 7.01 “Regulation FD Disclosure” related to the issuance of a press release and the hosting of the annual Investor Day Presentation. Among other things, the press release announced plans for an organizational restructuring. The Company is amending the Form 8-K in order to report the restructuring plans under Item 2.05 “Costs Associated with Exit or Disposal Activities”.

This amendment does not modify or update the information previously provided under Item 7.01 of the Form 8-K. Consequently, this amendment does not include Item 7.01 information.

Item 2.05             Costs Associated with Exit or Disposal Activities.

On November 30, 2005 the Company issued a press release announcing its plans to implement a restructuring initiative over the next few quarters. The Company plans to (i) eliminate organizational redundancies, (ii) revamp administrative support functions, (iii) prioritize investments to favor profitable initiatives and markets, and (iv) increase efficiencies in the supply chain process. The Company expects to incur a total cost of $15 to $25 million on a pre-tax basis over the next few quarters to implement these initiatives.

The Company’s analysis is preliminary and therefore is subject to change. The Company plans to announce further details as the plans are finalized. At this time, the Company is not able in good faith to make a determination of the estimated amount or range of amounts to be incurred for each major type of cost nor the charges and future cash expenditures associated therewith. The Company will file amendments to this report as necessary after it makes a determination of such amounts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC. (Registrant) /s/ D. Matthew Dorny D. Matthew Dorny Vice President

Date: December 1, 2005